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                      July 18, 2023

       Tristan Yopp
       Chief Financial Officer
       Bluescape Opportunities Acquisition Corp.
       300 Crescent Court, Suite 1860
       Dallas, TX 75201


                                                        Re: Bluescape
Opportunities Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-39666

       Dear Tristan Yopp:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation